EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THE FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “First Amendment”) is made and entered effective the 1st day of October 2005, by Ross Stores, Inc. (the “Company”) and Lisa Panattoni (the “Executive”).  The Executive and the Company previously entered into an Employment Agreement effective January 3, 2005 (attached and referred to herein as “the Agreement”), and it is now the intention of the Executive and the Company to amend the Agreement as set forth below.  Accordingly, the Executive and the Company now enter into this First Amendment.

I.	The Executive and Company amend the Agreement by deleting Paragraph A of the Recitals in its entirety and replacing it with the following new Paragraph A:

	A.	The Company wishes to employ Executive, and Executive is willing to accept such employment as Executive Vice President, Merchandising.

II.	The Executive and the Company further amend the Agreement by deleting Paragraph 2 of the Agreement in its entirety and replacing it with the following new paragraph:

2.

Position and Duties.  During the term of the Executive’s employment under this Agreement, the Executive shall serve as Executive Vice President, Merchandising.  As used in this Agreement, the term “Company” includes Ross Stores, Inc. and any of its divisions, affiliates or subsidiaries (except that, where the term relates to stock, stockholders, stock options or the Board, it means Ross Stores, Inc.).  Executive’s employment may be transferred, assigned, or re-assigned to Ross Stores, Inc. or a division, affiliate or subsidiary of Ross Stores, Inc., and such transfer, assignment, or re-assignment will not constitute a termination of employment or “Good Reason” for Executive’s termination of employment under this Agreement.  During the term of the Executive’s employment, the Executive may engage in outside activities provided those activities (including but not limited to membership on boards of directors, of not-for-profit and for-profit organizations) do not conflict with the Executive’s duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which Executive plans to become involved, whether or not such activity is pursued for profit.

III.	The Executive and Company amend the Agreement by deleting Paragraph 4(a) in its entirety and replacing it with the following new Paragraph 4(a):

Salary.  During the Executive’s employment, the Company shall pay the Executive a salary of not less than Five Hundred Sixty Thousand Dollars ($560,000) per annum.  The Executive’s salary, shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers.  Subject to the first sentence of this Section 4(a), the Executive’s salary may be adjusted from time to time by the Board in accordance with normal business practices of the Company.

IV.	The Executive and the Company further amend the Agreement by adding the following Paragraph 21:

21.

Compliance with Section 409A. It is the mutual intention of Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A of the Internal Revenue Code (concerning the treatment of nonqualified deferred compensation plans) to the extent such Section is applicable to such payments and benefits, and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”).  To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications.  Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A.

V.	The Executive and the Company further amend the Employment Agreement by adding the following Paragraph 22:

22.

Future Equity Compensation. The Executive understands and acknowledges that all awards, if any, of stock options, restricted stock and other forms of equity compensation by the Company are made at the sole discretion of the Board of Directors of the Company or a committee thereof.  The Executive further understands and acknowledges, however, that unless the Executive has executed this Agreement and each successive amendment extending the renewal term of the Agreement as may be agreed to by the Company and the Executive, it is the intention of the Board of Directors that, notwithstanding any continued employment with the Company, the Executive shall not be granted any award of stock options, restricted stock or any other form of equity compensation by the Company which might otherwise have been approved by the Board of Directors or a committee thereof on or after intended commencement of the initial term or such successive renewal term.

Except for the above amendments, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE

/s/ Michael Balmuth	/s/ Lisa Panattoni

Michael Balmuth Vice Chairman, President and Chief Executive Officer	Lisa Panattoni

10/6/05

Date	Date

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